EXHIBIT 99.1

Daktronics Board Announces Annual Cash Dividend and Two-for-One Stock Split

        BROOKINGS, S.D. – May 25, 2006 — Daktronics, Inc. (NASDAQ: DAKT) today announced that its Board of Directors approved an annual cash dividend of $0.12 per share and a two-for-one stock split, the Company’s third two-for-one split since it went public in 1994. Per share cash dividend amounts are presented on a pre-split basis.

        In a separate release issued yesterday, the Company announced that for the fiscal year ended April 29, 2006, it produced $31.9 million in cash flow from operations, invested $18.9 million in capital expenditures, of which approximately $5.0 million was related to facilities expansion, and paid approximately $2 million in dividends to shareholders. For the 2006 fiscal year, cash and marketable securities increased $11.2 million to approximately $35.2 million, and outstanding long-term debt has been virtually eliminated, although the Company maintains its credit facility of $20 million. As a result of today’s announced cash dividend, it will pay approximately $2.5 million in cash dividends to shareholders.

        For fiscal year 2007, the Company expects capital expenditures of approximately $35 million, of which approximately 50 percent will be related to further expansion of facilities and manufacturing equipment.

        “In fiscal 2006, we produced very strong operating results that exceeded our expectations and initial guidance,” said Jim Morgan, president and chief executive officer. “We are confident in our growth potential and in our ability to execute on that growth potential, and as such we increased our sales growth guidance for next fiscal year to be up more than 18 percent. We believe we will continue to produce strong cash flow from operations in excess of our capital expenditure needs over the long-term, and our focus is on maximizing returns on invested capital to our shareholders. Our priorities for the use of our cash in fiscal 2007 are to invest in added capacity in line with our future growth expectations, continue to grow our business geographically, explore and develop new and better product offerings, seek out strategic partnerships, invest in core information systems initiatives, and finally to pay our annual cash dividend to shareholders.”

        The annual cash dividend will be payable on June 21, 2006, to shareholders of record as of the close of business on June 7, 2006. While the company intends to pay regular annual dividends for the foreseeable future, subsequent dividends will continue to be reviewed annually and declared by the Board at its discretion.

        The two-for-one stock split will be distributed on June 22, 2006 to shareholders of record at the close of business on June 8, 2006. In the split, shareholders will receive one share of common stock for each share owned. The stock split will be affected in the form of a stock dividend. All shares reserved for issuance under the Company’s stock option and employee stock purchase plans will be automatically increased by the same proportion. In addition, shares subject to outstanding options, warrants or other rights to acquire the Company’s stock, and the exercise price for such shares, will be adjusted proportionately.

About Daktronics

Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of electronic scoreboards, computer-programmable displays, large screen video displays and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, business and transportation applications. For more information, visit the Company’s world wide web site at: http://www.daktronics.com, e-mail the Company at investor@daktronics.com, call (605)697-4000 or toll-free (800)843-5843 in the U.S., or write to the Company at 331 32nd Ave., PO Box 5128 Brookings, S.D. 57006-5128.

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events, which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

INVESTOR RELATIONS:
William R. Retterath, Chief Financial Officer
605-697-4000
Investor@daktronics.com